Exhibit 99

SCANSOURCE, INC.

2013 LONG-TERM INCENTIVE PLAN

ARTICLE 1

PURPOSE

1.1 GENERAL. The purpose of the ScanSource, Inc. 2013 Long-Term Incentive Plan is to promote the success, and enhance the value, of ScanSource, Inc., by linking the personal interests of Employees, Officers, Directors and Consultants of the Company or any Affiliate to those of Company shareholders and by providing such persons with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of Employees, Officers, Directors and Consultants upon whose judgment, interest and special effort the successful conduct of the Company’s operation is largely dependent. Accordingly, the Plan permits the grant of incentive awards from time to time to selected Employees, Officers, Directors and Consultants.

ARTICLE 2

EFFECTIVE DATE; TERM

2.1 EFFECTIVE DATE; TERM. The effective date (the “Effective Date”) of the Plan shall be December 5, 2013. Awards may be granted on or after the Effective Date, but no Awards may be granted after December 4, 2023. Awards that are outstanding at the end of the Plan term (or such earlier termination date as may be established by the Board pursuant to Section 17.1) shall continue in accordance with their terms, unless otherwise provided in the Plan or an Award Certificate.

ARTICLE 3

DEFINITIONS

3.1 DEFINITIONS. In addition to other terms defined herein or in an Award Certificate, the following words and phrases shall have the following meanings unless the Committee determines otherwise:

(a) “Affiliate” means (i) any Subsidiary or Parent, or (ii) an entity that directly or through one or more intermediaries controls, is controlled by or is under common control with, the Company, as determined by the Committee.

(b) “Annual Director Award” means an annual Award granted to a Non-Employee Director pursuant to Article 13 herein.

(c) “Applicable Law” means any applicable laws, rules or regulations (or similar guidance), including but not limited to the Securities Act, the Exchange Act, the Code and the listing or other rules of any applicable Exchange.

(d) “Award” means an award of any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit, Deferred Stock Unit, Performance Share, Performance Unit, Phantom Stock Award, Annual Director Award, Dividend Equivalent, Other Stock-Based Award, or any other right or interest relating to Stock or cash, granted to a Participant under the Plan.

(e) “Award Certificate” means a written document, in such form as the Committee prescribes from time to time, setting forth the terms and conditions of an Award and such other terms and conditions as may be established by the Committee.

(f) “Board” means the Board of Directors of the Company.

(g) “Cause” as a reason for a Participant’s termination of employment shall, unless the Committee determines otherwise, have the meaning assigned such term in the employment agreement, severance arrangement or similar agreement, if any, between such Participant and the Company or an Affiliate which may be in effect from time to time, provided, however that if there is no such employment agreement, severance arrangement or similar agreement in which such term is defined, “Cause” shall mean any of the following acts by the Participant, as determined by the Committee: gross neglect of duty, prolonged absence from duty (other than due to Disability) without the consent of the Company, intentionally engaging in any activity that is in conflict with or adverse to the business or other interests of the Company or willful misconduct, misfeasance or malfeasance of duty which is reasonably determined to be detrimental to the Company.

(h) “Change in Control” means and includes the occurrence of any one of the following events (unless an Award Certificate provides otherwise or as may be otherwise required under Code Section 409A):

(i) individuals who, on the Effective Date, constitute the Board of Directors of the Company (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director after the Effective Date and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (such term for purposes of this definition being as defined in Section 3(a)(9) of the Exchange Act and as used in Section 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or

(ii) any person is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of either (A) 35% or more of the then-outstanding shares of common stock of the Company (“Company Common Stock”) or (B) securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of directors (the “Company Voting Securities”); provided, however, that for purposes of this subsection (ii), the following acquisitions shall not constitute a Change in Control: (w) an acquisition directly from the Company, (x) an acquisition by the Company or a Subsidiary of the Company, (y) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary of the Company, or (z) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (iii) below); or

(iii) the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or a Subsidiary (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another corporation (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 55% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Reorganization, Sale or Acquisition (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries, the “Surviving Corporation”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Company Common Stock and the outstanding Company Voting Securities, as the case may be, and (B) no person (other than (x) the Company or any

Subsidiary of the Company, (y) the Surviving Corporation or its ultimate parent corporation, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing) is the beneficial owner, directly or indirectly, of 35% or more of the total common stock or 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Corporation, and (C) at least a majority of the members of the board of directors of the Surviving Corporation were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization, Sale or Acquisition (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

The Committee shall have full and final authority, in its discretion (subject to any Code Section 409A considerations), to determine whether a Change in Control of the Company has occurred, the date of the occurrence of such Change in Control and any incidental matters relating thereto.

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations or other guidance thereunder and any successor or similar provision.

(j) “Committee” means the Compensation Committee of the Board, the Board or other committee of the Board, as described in Article 4.

(k) “Company” means ScanSource, Inc., a South Carolina corporation, or any successor thereto.

(l) “Consultant” means an independent contractor, consultant or advisor providing services (other than capital-raising services) to the Company or an Affiliate.

(m) “Continuous Status as a Participant” means the absence of any interruption or termination of service as an Employee, Officer, Director or Consultant of the Company, as applicable. Unless the Committee determines otherwise (and subject to any requirements under Applicable Law, including but not limited to Code Section 409A), Continuous Status as a Participant shall continue if and to the extent provided with respect to Plan Awards in a written severance agreement, employment agreement, severance arrangement or similar agreement during any period for which severance compensation payments are made to an Employee, Officer, Director or Consultant and shall not be considered interrupted in the case of any leave of absence authorized in writing by the Company.

(n) “Covered Employee” means a covered employee as defined in Code Section 162(m)(3).

(o) “Deferred Stock Unit” means a right granted to a Participant under Article 10 to receive Shares of Stock (or the equivalent value in cash or other property if the Committee so provides) at a future time as determined by the Committee, or as determined by the Participant within guidelines established by the Committee in the case of voluntary deferral elections, in each case subject to compliance with (or an exemption from) Code Section 409A.

(p) “Director” means a member of the Board of the Company.

(q) “Disability” or “Disabled” shall mean, unless the Committee determines otherwise or an Award Certificate or employment or similar agreement provides otherwise, the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or which has lasted or can be expected to last for a continuous period of not less than 12 months. The Committee may require such medical or other evidence as it deems necessary to judge the nature and permanency of the Participant’s condition.

(r) “Dividend Equivalent” means a right granted to a Participant under Article 14.

(s) “Effective Date” has the meaning assigned such term in Section 2.1.

(t) “Eligible Participant” means an Employee, Officer, Director or Consultant of the Company or any Affiliate.

(u) “Employee” means any person who is an employee of the Company or any Affiliate (including entities which become Affiliates after the Effective Date of the Plan). For this purpose, an individual shall be considered to be an Employee only if there exists between the individual and the Company or an Affiliate the legal and bona fide relationship of employer and employee (taking into account Code Section 409A considerations if and to the extent applicable); provided, however, that, with respect to Incentive Stock Options, “Employee” means any person who is considered an employee of the Company or any Parent or Subsidiary for purposes of Treas. Reg. Section 1.421-1(h) (or any successor provision related thereto).

(v) “Exchange” means The NASDAQ Stock Market (“Nasdaq”) or other principal national or regional stock exchange on which the Stock may from time to time be listed or traded.

(w) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(x) “Fair Market Value”, on any date, means (i) if the Stock is listed on Nasdaq or another Exchange, the closing sales price on Nasdaq or other principal Exchange on which the Stock is listed on such date (such date of determination being referred to herein as a “valuation date”) or, in the absence of reported sales on such valuation date, the closing sales price on the immediately preceding date on which sales were reported, or (ii) if the Stock is not listed on Nasdaq or another Exchange but is regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, the Fair Market Value shall be the closing sales price for such shares of Stock as quoted on such system or by such securities dealer on the valuation date, but if selling prices are not reported, the Fair Market Value of a share of Stock shall be the mean between the high bid and low asked prices for the Stock on the valuation date (or, if no such prices were reported on that date, on the immediately preceding date such prices were reported), as reported in The Wall Street Journal or such other source as the Committee deems reliable; or (B) if the Stock is not listed or reported in any of the foregoing, then the Fair Market Value shall be determined by the Committee based on such valuation measures or other factors as it deems appropriate. Notwithstanding the foregoing, (i) with respect to the grant of Incentive Stock Options, the Fair Market Value shall be determined by the Committee in accordance with the applicable provisions of Section 20.2031-2 of the Federal Estate Tax Regulations, or in any other manner consistent with the Code Section 422; and (ii) Fair Market Value shall be determined in accordance with Code Section 409A if and to the extent required.

(y) “Full Value Award” means an Award other than in the form of an Option or SAR, which is settled by the issuance of Stock (or at the discretion of the Committee, settled in cash valued by reference to Stock value).

(z) “Good Reason” shall, unless the Committee determines otherwise (or an Award Certificate provides otherwise), have the meaning assigned such term in any employment agreement, severance arrangement or similar agreement, if any, between a Participant and the Company or an Affiliate which may be in effect from time to time, provided, however that if there is no such employment agreement, severance arrangement or similar agreement in which such term is defined, “Good Reason” shall mean any of the following acts by the Company or an Affiliate in connection with the occurrence of a Change in Control, without the consent of the Participant (in each case, other than an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or the Affiliate promptly after receipt of notice thereof given by the Participant): (i) the assignment to the Participant of duties materially inconsistent with, or a material diminution in, the Participant’s position, authority, duties or responsibilities as in effect on the date of the Change in Control, (ii) a material reduction by the Company or an Affiliate in the Participant’s base salary as in effect on the date of the Change in Control, (iii) other than for international employees, the Company or an Affiliate requiring the Participant, without his or her consent, to be based at any office or location more than 35 miles from the location at which the Participant was stationed immediately prior to the Change in Control, or (iv) the material breach by the Company or an Affiliate of any employment agreement, severance arrangement or similar agreement between the Participant and the Company or an Affiliate; provided that any event described in clauses (i) through (iv) above shall constitute Good Reason only if the Company fails to rescind or cure such event within 30 days after receipt from the Participant of written notice of the event which constitutes Good Reason; and provided, further, that Good Reason shall cease to exist for an event or condition described in clauses (i) through (iv) above on the 90th day following the later of its occurrence or the Participant’s knowledge thereof, unless the Participant has given the Company written notice thereof prior to such date.

(aa) “Grant Date” means the date an Award is granted by the Committee, or such other later date as may be established by the Committee as the Grant Date in accordance with Applicable Law.

(bb) “Incentive Stock Option” means an Option that is intended to meet the requirements of Code Section 422 or any successor provision thereto.

(cc) “Non-Employee Director” means a Director of the Board who is not, on the Grant Date, an Employee of the Company or any Subsidiary.

(dd) “Non-Qualified Stock Option” means an Option that is not an Incentive Stock Option.

(ee) “Officer” means an Employee who is an officer of the Company or an Affiliate.

(ff) “Option” means a right granted to a Participant under Article 7 to purchase Stock at a specified price during specified time periods and subject to such other terms and conditions as may be established by the Committee. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

(gg) “Other Stock-Based Award” means a right, granted to a Participant under Article 12, that relates to or is valued by reference to Stock or other Awards relating to Stock.

(hh) “Parent” means a corporation which owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Parent shall have the meaning set forth in Code Section 424(e).

(ii) “Participant” means a person who, as an Employee, Officer, Director or Consultant of the Company or any Affiliate, has been granted an Award under the Plan; provided that in the case of the death of a Participant, the term “Participant” shall (unless the Committee determines otherwise) refer to a beneficiary designated pursuant to Section 15.5 or the legal guardian or other legal representative acting in a fiduciary capacity on behalf of the Participant under applicable state law and court supervision.

(jj) “Performance Award” means Performance Shares and/or Performance Units granted pursuant to Article 9.

(kk) “Performance Share” means any right granted to a Participant under Article 9 to a unit to be valued by reference to a designated number of Shares to be paid to the Participant in cash, shares of Stock, other property or a combination thereof (as determined by the Committee) upon achievement of such performance goals and other terms and conditions as the Committee establishes with regard to such Performance Share.

(ll) “Performance Unit” means a right granted to a Participant under Article 9 to a cash award, or unit valued by reference to a designated amount of cash or property other than Shares, to be paid to the Participant in cash, shares of Stock, other property or a combination thereof (as determined by the Committee) upon achievement of such performance goals and other terms and conditions as the Committee establishes with regard to such Performance Unit.

(mm) “Phantom Stock Award” means an Award granted under Article 11, entitling a Participant to a payment in cash, shares of Stock or a combination of cash and Stock (as determined by the Committee), following the completion of the applicable vesting period and compliance with such terms and conditions as may be established by the Committee. The unit value of a Phantom Stock Award shall be based on the Fair Market Value of a Share of Stock.

(nn) “Plan” means the ScanSource, Inc. 2013 Long-Term Incentive Plan, as such Plan may be amended and/or amended and restated from time to time.

(oo) “Prior Plan” or “Prior Plans” mean the ScanSource, Inc. Amended and Restated 2002 Long-Term Incentive Plan (the “2002 Plan”), the ScanSource, Inc. Amended and Restated Directors Equity Compensation Plan (the “Directors Plan”), the 1999 Non-Employee Director Stock Option Plan and any other stock incentive plan maintained by the Company for the Company’s or an Affiliate’s employees, directors and/or consultants or advisors that was in effect on the Effective Date of the Plan, in each case, as amended and/or restated.

(pp) “Qualified Performance-Based Award” means (i) a Performance Award, Restricted Stock Award, Restricted Stock Unit, Phantom Stock Award, Other Stock-Based Award, cash incentive award or other Award that is intended to qualify for the Section 162(m) Exemption and is made subject to performance goals based on Qualified Performance Criteria as set forth in Section 15.11, or (ii) an Option or SAR having an exercise price equal to or greater than the Fair Market Value of the underlying Stock as of the Grant Date.

(qq) “Qualified Performance Criteria” means one or more of the performance criteria listed in Section 15.11(b) upon which performance goals for certain Qualified Performance-Based Awards may be established by the Committee.

(rr) “Restricted Stock Award” means Stock granted to a Participant under Article 10 that is subject to certain restrictions and to risk of forfeiture and such other terms and conditions as may be established by the Committee.

(ss) “Restricted Stock Unit” means the right granted to a Participant under Article 10 to receive shares of Stock (or the equivalent value in cash if the Committee so provides) in the future, which right is subject to certain restrictions and to risk of forfeiture and such other terms and conditions as may be established by the Committee.

(tt) “Retirement” means, unless the Committee determines otherwise or an Award Certificate or employment or similar agreement provides otherwise, in the case of an Employee, the occurrence of both (i) the Participant’s non-Cause termination of employment with the Company or an Affiliate upon attaining a minimum age of 55 with 10 or more years of employment with the Company or an Affiliate, and (ii) the Committee’s determination that the Participant’s termination qualifies as a retirement. In the case of a Participant who is a Director, “Retirement” shall be determined in accordance with the retirement policy applicable to Directors, if any, or, if none, as determined in the Committee’s discretion, and, in the case of a Consultant, “Retirement” shall be determined in the Committee’s discretion.

(uu) “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Code Section 162(m) that is set forth in Code Section 162(m)(4)(C) or any successor provision thereto.

(vv) “Securities Act” means the Securities Act of 1933, as amended from time to time.

(ww) “Shares” means shares of the Company’s Stock, or any successor securities thereto. If there has been an adjustment or substitution pursuant to Section 16.1, the term “Shares” shall also include any shares of stock or other securities that are substituted for Shares or into which Shares are adjusted pursuant to Section 16.1.

(xx) “Stock” means the no par value common stock of the Company and such other securities of the Company as may be substituted for Stock pursuant to Article 16, or any successor securities thereto.

(yy) “Stock Appreciation Right” or “SAR” means a right granted to a Participant under Article 8 to receive a payment in cash or Shares of Stock (or a combination of cash and Shares) equal to the excess, if any, of the Fair Market Value of a Share as of the date of exercise of the SAR over the grant price (or “base price”) of the SAR, all as determined pursuant to Article 8.

(zz) “Subsidiary” means any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Subsidiary shall have the meaning set forth in Code Section 424(f).

ARTICLE 4

ADMINISTRATION

4.1 COMMITTEE. The Plan shall be administered by a Committee appointed by the Board, or, at the discretion of the Board from time to time, the Plan may be administered by the Board. If and to the extent required under Rule 16b-3 adopted under the Exchange Act, the Committee shall be comprised solely of two or more “non-employee directors,” as such term is defined in Rule 16b-3, or as may otherwise be permitted under Rule 16b-3. Further, to the extent required by Code Section 162(m), the Plan shall be administered by a committee comprised of two or more “outside directors” (as such term is defined in Code Section 162(m)) or as may otherwise be permitted under Code Section 162(m). In addition, the Committee shall be comprised of two or more members, each of whom qualifies as an “independent director” under applicable Exchange rules if and to the extent required. The members of the Committee shall be appointed by, and may be changed at any time and from time to time in the discretion of, the Board. The Board may reserve to itself any or all of the authority and responsibility of the Committee under the Plan or may act as administrator of the Plan for any and all purposes. To the extent the Board has reserved any authority and responsibility or during any time that the Board is acting as administrator of the Plan, it shall have all the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section 4.1 with respect to Committee composition) shall include the Board. To the extent any action of the Board under the Plan conflicts with actions taken by the Committee, the actions of the Board shall control.

4.2 ACTION AND INTERPRETATIONS BY THE COMMITTEE. For purposes of administering the Plan, the Committee may from time to time adopt rules, regulations, guidelines and procedures for carrying out the provisions and purposes of the Plan and make such other determinations, not inconsistent with the Plan, as the Committee may deem appropriate. The Committee’s interpretation of the Plan, any Awards granted under the Plan, any Award Certificate or other instrument and all decisions and determinations by the Committee with respect to the Plan are final, binding and conclusive on all parties. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s or an Affiliate’s independent certified public accountants, Company counsel or any compensation consultant or other professional retained by the Company to assist in the administration of the Plan. No member of the Board or Committee, as applicable, shall be liable while acting in a Plan administrative capacity for any action or determination made in good faith with respect to the Plan, an Award or an Award Certificate.

4.3 AUTHORITY OF COMMITTEE. Subject to Plan terms, the Committee has the exclusive power, authority and discretion to take any action with respect to the Plan or an Award, including but in no way limited to the following:

(a) Grant Awards;

(b) Designate Participants;

(c) Determine the type or types of Awards to be granted to each Participant;

(d) Determine the number of Awards to be granted and the number of Shares or dollar amount to which an Award will relate;

(e) Determine the terms and conditions of any Award granted under the Plan and any other applicable terms and conditions;

(f) Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards or other property, or an Award may be canceled, forfeited or surrendered;

(g) Prescribe the form of each Award Certificate, which need not be identical for each Participant;

(h) Decide all other matters that must be determined in connection with an Award;

(i) Establish, adopt, revise and interpret any rules, regulations, guidelines or procedures as it may deem necessary or advisable to administer the Plan;

(j) Construe and interpret the Plan, Awards and Award Certificates and make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan or any Awards;

(k) Amend the Plan or any Award Certificate as provided herein;

(l) Subject to the terms of Section 5.5 and Section 15.9, accelerate the date that any Award which was not otherwise exercisable, vested or earned shall become exercisable, vested or earned in whole or in part and/or modify or extend the terms and conditions for exercise, vesting or earning of an Award (in each case, taking into account any Code Section 409A considerations);

(m) Determine that a Participant’s rights, payments and/or benefits with respect to an Award (including but not limited to any Shares issued or issuable and/or cash paid or payable with respect to an Award) shall be subject to reduction, cancellation, forfeiture or recoupment (“clawback”) upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award; and

(n) Establish terms and conditions of Awards (including but not limited to the modifications of terms and establishment of procedures and subplans) as the Committee determines to be necessary or appropriate to conform to the applicable requirements or practices of jurisdictions outside of the United States.

Notwithstanding the above, the Board or the Committee may authorize a subcommittee of the Committee or a senior executive officer(s) of the Company to grant Awards and take other actions related to the Plan, provided that no delegation to a senior executive officer(s) of the Board’s or the Committee’s duties and responsibilities may be made with respect to Awards granted to Eligible Participants who are, or who are anticipated to become, either (i) Covered Employees or (ii) directors or officers subject to the short-swing profit rules of Section 16 of the Exchange Act, and, provided further, that any such delegation shall be in compliance with Applicable Laws and subject to such terms and conditions as may be established by the Board or the Committee. The acts of such delegates shall be treated hereunder as acts of the Committee and such delegates shall report to the Committee regarding the delegated duties and responsibilities.

4.4 AWARD CERTIFICATES. Each Award shall be evidenced by an Award Certificate. Each Award Certificate shall include such terms, conditions and provisions, not inconsistent with the Plan, as may be specified by the Committee. An Award Certificate need not be signed by the Participant in order to be effective, unless the Committee determines otherwise.

ARTICLE 5

SHARES SUBJECT TO THE PLAN

5.1 NUMBER OF SHARES. Subject to adjustment as provided in Section 16.1, the aggregate number of Shares reserved and available for issuance pursuant to Awards shall be the sum of (i) 1,100,000 shares, plus (ii) any shares (A) remaining available for the grant of awards as of the Effective Date under any Prior Plan, and/or (B) subject to an award granted under a Prior Plan, which award is forfeited, cancelled, terminated, expires or lapses for any reason. Of such number of Shares, the maximum number of Shares of Stock that may be issued under the Plan pursuant to the grant of Incentive Stock Options shall not exceed 1,100,000 Shares, subject to adjustment as provided in Section 16.1.

5.2 ADDITIONAL SHARE COUNTING PROVISIONS.

(a) To the extent that an Award is canceled, terminates, expires, is forfeited or lapses for any reason, any unissued or forfeited Shares subject to the Award will again be available for issuance pursuant to Awards granted under the Plan.

(b) Shares subject to Awards settled in cash will again be available for issuance pursuant to Awards granted under the Plan.

(c) Shares withheld from an Award or delivered by a Participant to satisfy minimum tax withholding requirements for Full Value Awards (but not Options or SARs) will again be available for issuance pursuant to Awards granted under the Plan.

(d) The following Shares of Stock may not again be made available for issuance as Awards under the Plan: (i) Shares of Stock not issued or delivered as a result of the net settlement of an outstanding Stock Appreciation Right (SAR) or Option, (ii) Shares of Stock used to pay the exercise price or withholding taxes related to an outstanding Option or SAR or (iii) Shares of Stock repurchased on the open market with the proceeds of the option exercise price.

(e) To the extent that the full number of Shares subject to an Award other than an Option or SAR is not issued for any reason, including by reason of failure to achieve maximum performance goals, only the number of Shares issued and delivered shall be considered for purposes of determining the number of Shares remaining available for issuance pursuant to Awards granted under the Plan.

(f) Further, (i) Shares issued under the Plan through the settlement, assumption or substitution of outstanding awards granted by another entity or obligations to grant future awards as a condition of or in connection with a merger, acquisition or similar transaction involving the Company acquiring another entity shall not reduce the maximum number of Shares of Stock available for delivery under the Plan, and (ii) available shares under a shareholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and will not reduce the maximum number of Shares available under the Plan, subject, in the case of both (i) and (ii) herein, to applicable Exchange listing requirements.

5.3 STOCK DISTRIBUTED. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock or Stock purchased on the open market.

5.4 LIMITATION ON AWARDS. Notwithstanding any provision in the Plan to the contrary (and subject to adjustment as provided in Section 16.1), (i) the maximum number of Shares with respect to one or more Options and/or SARs that may be granted during any one calendar year under the Plan to any one Participant shall be 400,000 shares; and (ii) the maximum Fair Market Value (measured as of the Grant Date) of any Awards other than Options and SARs that may be awarded to any one Participant (less any consideration paid by the Participant for such Award) during any one calendar year under the Plan shall be $5,000,000.

5.5 MINIMUM VESTING REQUIREMENTS. Full-Value Awards, Options and SARs granted under the Plan to an Employee or Officer shall either be subject to a minimum vesting period of three years (which may include installment vesting within such three-year period), or one year if the vesting is based on performance criteria other than continued service; provided, however, that: (i) the Committee may provide for or permit acceleration of vesting of Full Value Awards, Options and SARs in the event of a Participant’s death, Disability, Retirement or other termination of service, or the occurrence of a Change in Control; (ii) the Committee may provide for the grant of Full Value Awards, Options and SARs without a minimum vesting period or may accelerate the vesting of all or a portion of a Full Value Award, Option or SAR for any reason, but only (as provided in Section 15.9 herein) with respect to Awards for no more than an aggregate of ten percent (10%) of the total number of Shares authorized for issuance under the Plan pursuant to Section 5.1 herein, upon such terms and conditions as the Committee shall determine; (iii) the Committee also may provide for the grant of Full Value Awards, Options and SARs that have different vesting terms in the case of Full Value Awards, Options and SARs that are substituted for other equity awards in connection with mergers, consolidations or other similar transactions (or are held by Participants whose employment or service with the Company or an Affiliate is terminated due to a sale, spinoff or similar transaction), Full Value Awards, Options and SARs that are granted as an inducement to be employed by the Company or an Affiliate or to replace forfeited awards from a former employer, or Full Value Awards, Options and SARs that are granted in exchange for foregone cash compensation; and (iv) the Committee may grant Stock or Other Stock-Based Awards pursuant to Article 12 without minimum vesting requirements.

ARTICLE 6

ELIGIBILITY

6.1 GENERAL. Awards may be granted only to Eligible Participants; provided that Incentive Stock Options may only be granted to Eligible Participants who are Employees of the Company or a Parent or Subsidiary as defined in Code Section 424(e) and (f).

ARTICLE 7

STOCK OPTIONS

7.1 GRANT OF OPTIONS. Subject to the limitations of the Plan, the Committee may in its discretion grant Options to such Eligible Participants in such numbers, subject to such terms and conditions, and at such times as the Committee shall determine. Both Incentive Stock Options and Non-Qualified Stock Options may be granted under the Plan, as determined by the Committee; provided, however, that Incentive Stock Options may only be granted to Employees of the Company or a Parent or Subsidiary as defined in Code Section 424(e) and (f). To the extent that an Option is designated as an Incentive Stock Option but does not qualify as such under Code Section 422, the Option (or portion thereof) shall be treated as a Non-Qualified Stock Option. An Option may be granted with or without a related SAR.

7.2 EXERCISE PRICE. The exercise price (or “option price”) per share at which an Option may be exercised shall be established by the Committee and stated in the Award Certificate evidencing the grant of the Option; provided, that (a) the exercise price of an Option shall be no less than 100% of the Fair Market Value per share of the Stock as determined on the Grant Date (or 110% of the Fair Market Value with respect to Incentive Stock Options granted to an Employee who owns (within the meaning of Code Section 424(d)) stock possessing more than 10% of the total voting power of all classes of Stock of the Company or a Parent or Subsidiary); and (b) in no event shall the exercise price per share of any Option be less than the par value, if any, per share of the Stock. Notwithstanding the foregoing, the Committee may in its discretion authorize the grant of substitute or assumed options of an acquired entity in a merger or other transaction with an exercise price not equal to 100% of the Fair Market Value of the Stock on the Grant Date, if the terms of such substitution or assumption otherwise comply, to the extent deemed applicable, with Code Section 409A and/or Code Section 424(a).

7.3 TIME AND CONDITIONS OF EXERCISE. The Committee shall determine the time or times at which an Option may vest and be exercised in whole or in part, subject to the terms of Section 5.5 herein. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may vest or be exercised.

7.4 METHOD OF EXERCISE. An Option may be exercised by giving written notice to the Company in form acceptable to the Committee at such place and subject to such conditions as may be established by the Committee or its designee. Such notice shall specify the number of shares to be purchased pursuant to an Option and the aggregate purchase price to be paid therefor and shall be accompanied by payment of such purchase price. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, which may include, without limitation, cash or cash equivalent, Shares delivered, Shares withheld, delivery of written notice of exercise to the Company and a broker, along with irrevocable instructions to promptly deliver to the Company the amount of sale or loan proceeds to pay the exercise price (that is, “cashless exercise”) and/or such other payment methods as may be approved by the Committee and which are acceptable under Applicable Law. The Committee shall determine the methods by which Shares shall be delivered or deemed to be delivered to Participants, subject in each case to such terms and conditions as may be established by the Committee or required under Applicable Law.

7.5 OPTION TERM. In no event may the term of an Option extend for more than ten years from the Grant Date, provided, however, that any Incentive Stock Option granted to any Participant who at such time owns (within the meaning of Code Section 424(d)) Stock of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a Parent or Subsidiary shall not be exercisable later than the fifth (5th) anniversary date of its grant.

7.6 POST-TERMINATION EXERCISE RIGHTS. The Committee shall determine the extent, if any, to which a Participant may have the right to exercise an Option following termination of the Participant’s employment or service with the Company. Such rights, if any, shall be subject to the sole discretion of the Committee, shall be stated in the individual Award Certificate, need not be uniform among all Options issued pursuant to this Article 7 and may reflect distinctions based on the reasons for termination of employment or service. The Committee also shall have authority, in its sole discretion (taking into account any Code Section 409A considerations), to accelerate the date for exercising all or any part of an Option which was not otherwise vested and exercisable (subject to Section 5.5 herein), extend the period during which an Option may be exercised, modify the other terms and conditions of exercise or any combination of the foregoing.

7.7 INCENTIVE STOCK OPTIONS. The terms of any Incentive Stock Options granted under the Plan must comply with the following additional rules:

(a) Notice of Disposition: If shares of Stock acquired upon exercise of an Incentive Stock Option are disposed of within two years following the date of grant or one year following the transfer of such shares to a Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Committee may reasonably require.

(b) Limitation on Incentive Options: In no event shall there first become exercisable by a Participant in any one calendar year Incentive Stock Options granted by the Company or any Parent or Subsidiary with respect to shares having an aggregate Fair Market Value (determined at the time an Incentive Stock Option is granted) greater than $100,000; provided that, if such limit is exceeded, then the first $100,000 of shares to become exercisable in such calendar year will be Incentive Stock Options and the Options (or portion thereof) for shares with a value in excess of $100,000 that first became exercisable in that calendar year will be Non-Qualified Stock Options. In the event the Code or the regulations promulgated thereunder are amended after the Effective Date of the Plan to provide for a different limitation on the Fair Market Value of shares permitted to be subject to

Incentive Stock Options, then such different limit shall be automatically incorporated herein. To the extent that any Incentive Stock Options are first exercisable by a Participant in excess of the limitation described herein, the excess shall be considered a Non-Qualified Stock Option.

ARTICLE 8

STOCK APPRECIATION RIGHTS

8.1 GRANT OF STOCK APPRECIATION RIGHTS. Subject to the limitations of the Plan, the Committee may in its discretion grant SARs to such Eligible Participants, in such numbers, upon such terms and at such times as the Committee shall determine. SARs may be granted to the holder of an Option (a “Related Option”) with respect to all or a portion of the shares of Common Stock subject to the Related Option (a “Related SAR”) or may be granted separately to an Eligible Participant (a “Freestanding SAR”).

8.2 TIME AND CONDITIONS OF EXERCISE. The Committee shall determine the time or times at which an SAR may vest and be exercised in whole or in part, subject to the terms of Section 5.5 herein. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an SAR may vest or be exercised.

8.3 EXERCISE; RIGHT TO PAYMENT. SARs may be exercised by giving written notice to the Company in form acceptable to the Committee at such place and subject to such terms and conditions as may be established by the Committee or its designee. Unless the Committee determines otherwise, the date of exercise of an SAR shall mean the date on which the Company shall have received proper notice from the Participant of the exercise of such SAR. Upon the exercise of a Stock Appreciation Right, the Participant shall have the right to receive, with respect to each Share subject to the SAR that is being settled, the excess, if any, of:

(i) The Fair Market Value of one Share on the date of exercise; over

(ii) The grant price (or “base price”) of the Stock Appreciation Right as determined by the Committee. The base price per Share of an SAR shall be no less than 100% of the Fair Market Value per share of the Stock on the date the SAR is granted. Notwithstanding the foregoing, the Committee may in its discretion authorize the grant of substitute or assumed SARs of an acquired entity in a merger or other transaction with a base price per share not equal to at least 100% of the Fair Market Value of the stock on the date of grant, if the terms of such substitution or assumption otherwise comply, to the extent deemed applicable, with Code Section 409A and/or Code Section 424(a).

8.4 EXERCISE TERM. In no event may any SAR be exercisable for more than ten years from the Grant Date, or, in the case of a Related Option, such shorter option term as may apply to the Related Option. A Related SAR that is related to an Incentive Stock Option may be exercised only to the extent that the Related Option is exercisable and only when the Fair Market Value exceeds the option price of the Related Option. Upon the exercise of a Related SAR granted in connection with a Related Option, the Option shall be canceled to the extent of the number of shares as to which the SAR is exercised, and upon the exercise of a Related Option, the Related SAR shall be canceled to the extent of the number of shares as to which the Related Option is exercised or surrendered.

8.5 FORM OF PAYMENT; OTHER TERMS. All awards of Stock Appreciation Rights shall be evidenced by an Award Certificate. The terms, methods of exercise, methods of settlement, form of consideration payable in settlement and any other terms and conditions of any Stock Appreciation Right shall be determined by the Committee. The consideration payable upon exercise of a SAR may be paid in cash, Shares or a combination of cash and Shares, as determined by the Committee.

8.6 POST-TERMINATION EXERCISE RIGHTS. The Committee shall determine the extent, if any, to which a Participant may have the right to exercise an SAR following termination of the Participant’s employment or service with the Company or an Affiliate. Such rights, if any, shall be determined in the sole discretion of the Committee, shall be stated in the individual Award Certificate, need not be uniform among all SARs issued pursuant to this Article 8 and may reflect distinctions based on the reasons for termination of employment or service. The Committee also may, in its sole discretion (taking into account any Code Section 409A considerations), accelerate the date for exercising all or any part of an SAR which was not otherwise exercisable on the Participant’s termination date (subject to Section 5.5 herein), extend the period during which an SAR may be exercised, modify the terms and conditions to exercise, or any combination of the foregoing.

ARTICLE 9

PERFORMANCE AWARDS

9.1 GRANT OF PERFORMANCE AWARDS. Subject to the terms of the Plan, the Committee is authorized to grant Performance Awards in the form of Performance Shares and/or Performance Units to Participants on such terms and conditions as may be determined by the Committee. The Committee shall have the complete discretion to determine the number of Performance Shares or Performance Units granted to each Participant, subject to Section 5.4, and to designate the provisions of such Performance Awards as provided in Section 4.3.

9.2 PERFORMANCE GOALS. The Committee may establish performance goals for Performance Awards which may be based on any one or more of the Qualified Performance Criteria listed in Section 15.11(b) or, to the extent such Performance Awards are not intended to be Qualified Performance-Based Awards, any other criteria selected by the Committee. Such performance goals may be described in terms of Company-wide objectives, objectives that relate to the performance of an Affiliate or a division, region, department, function, product, product lines or similar groupings within the Company or an Affiliate or individual objectives, and may be based on an absolute basis, in relation to performance in other performance periods, and/or relative to one or more peer group companies or indices, or any combination thereof, as determined by the Committee. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or an Affiliate conducts its business, or other events or circumstances render performance goals to be unsuitable, the Committee may modify such performance goals in whole or in part, as the Committee deems appropriate. If a Participant is promoted, demoted or transferred to a different business unit or function during a performance period, the Committee may determine that the performance goals or performance period are no longer appropriate and, in its discretion, may (i) adjust, change or eliminate the performance goals or the applicable performance period as it deems appropriate to make such goals and period comparable to the initial goals and period, or (ii) make a payment in cash or Stock to the Participant in an amount, if any, determined by the Committee. The foregoing two sentences shall not apply with respect to a Performance Award that is intended to be a Qualified Performance-Based Award unless otherwise permitted under Code Section 162(m) and so determined by the Committee.

9.3 RIGHT TO PAYMENT. The grant of a Performance Share to a Participant will entitle the Participant to receive at a specified time a specified number of Shares, or the equivalent value in cash or other property, if and to the extent the performance goals established by the Committee are achieved and the other terms and conditions thereof are satisfied. The grant of a Performance Unit to a Participant will entitle the Participant to receive at a specified time a specified dollar value in cash, Shares or property other than Shares, variable under conditions specified in the Award, if and to the extent the performance goals in the Award are achieved and the other terms and conditions thereof are satisfied. The Committee shall set performance goals and other terms or conditions to payment of the Performance Awards in its discretion which, depending on the extent to which they are met, will determine the number of Shares and/or value of the Performance Award that may be paid to the Participant. The Committee shall have authority to determine whether and to what degree Performance Awards have been earned and are payable.

9.4 TERMINATION OF EMPLOYMENT OR SERVICE; FORFEITURE. Unless the Committee determines otherwise (taking into account any Code Section 409A considerations), if the employment or service of a

Participant shall terminate for any reason (whether by the Company or the Participant and whether voluntary or involuntary) and the Participant has not earned all or part of a Performance Award pursuant to the terms of the Plan and related Award Certificate, or upon failure to satisfy a performance goal during the applicable restriction period or other conditions, such Award, to the extent not then earned, shall be forfeited immediately upon such termination or failure to satisfy performance goals or other conditions and the Participant shall have no further rights with respect thereto.

9.5 OTHER TERMS. Performance Awards may be payable in cash, Stock or other property, and have such other terms and conditions as determined by the Committee and/or reflected in the Award Certificate. For purposes of determining the number of Shares to be used in payment of a Performance Award denominated in cash but payable in whole or in part in Shares or Restricted Stock, the number of Shares to be so paid will be determined by dividing the cash value of the Award to be so paid by the Fair Market Value of a Share on the date of determination of the amount of the Award by the Committee, or on such other date as may be determined by the Committee.

ARTICLE 10

RESTRICTED STOCK, RESTRICTED STOCK UNITS

AND DEFERRED STOCK UNITS

10.1 GRANT OF RESTRICTED STOCK, RESTRICTED STOCK UNITS AND DEFERRED STOCK UNITS. Subject to Plan terms, the Committee is authorized to make Awards of Restricted Stock, Restricted Stock Units and/or Deferred Stock Units to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. An Award of Restricted Stock, Restricted Stock Units or Deferred Stock Units shall be evidenced by an Award Certificate setting forth terms, conditions and restrictions applicable to the Award. Subject to the terms of the Plan (and taking into account any Code Section 409A considerations), the Committee shall have authority to determine whether and to what degree Restricted Stock Awards, Restricted Stock Units and Deferred Stock Units have vested and been earned and are payable and to establish and interpret the terms and conditions of such Awards.

10.2 CERTAIN RESTRICTIONS. Restricted Stock, Restricted Stock Units and Deferred Stock Units shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Shares subject to such Awards). These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or otherwise, as the Committee determines at the time of the grant of the Award or thereafter. Except as otherwise provided in an Award Certificate or as provided in Section 14.1 herein, (i) the Participant shall have all of the rights of a shareholder with respect to the Restricted Stock upon issuance of the Restricted Stock, and (ii) the Participant shall have none of the rights of a shareholder with respect to Restricted Stock Units or Deferred Stock Units until such time, if any, as Shares of Stock are paid in settlement of the Restricted Stock Units or Deferred Stock Units.

10.3 TERMINATION OF EMPLOYMENT OR SERVICE; FORFEITURE. Unless the Committee determines otherwise (taking into account any Code Section 409A considerations), if the employment or service of a Participant shall terminate for any reason (whether by the Company or the Participant and whether voluntary or involuntary) and the Participant has not earned all or part of a Restricted Stock Award, Restricted Stock Unit or Deferred Stock Unit pursuant to the terms of the Plan and related Award Certificate, or upon failure to satisfy a performance goal during the applicable restriction period or other conditions, such Award, to the extent not then earned, shall be forfeited immediately upon such termination or failure to satisfy performance goals or other conditions and the Participant shall have no further rights with respect thereto.

10.4 SHARE CERTIFICATES; ESCROW. Unless the Committee determines otherwise, a certificate or certificates representing the shares of Stock subject to a Restricted Stock Award shall be issued (with appropriate legends) in the name of the Participant (or, in the case of uncertificated shares, other written evidence of ownership in accordance with Applicable Law shall be provided) after the Award has been granted. Notwithstanding the foregoing, the Committee may require that (i) a Participant deliver the certificate(s) (or other instruments) for such shares to the Committee or its designee to be held in escrow until the Restricted Stock Award vests and is no longer subject to a substantial risk of forfeiture (in which case the shares will be promptly released to the Participant) or is forfeited (in which case the shares shall be returned to the Company); and/or (ii) a Participant deliver to the Company a stock power, endorsed in blank (or similar instrument), relating to the shares subject to the Restricted Stock Award which are subject to forfeiture. Unless the Committee determines otherwise, a certificate or certificate representing shares of Stock issuable pursuant to a Restricted Stock Unit or Deferred Stock Unit shall be issued (with appropriate legends) in the name of the Participant (or, in the case of uncertificated shares, other written evidence of ownership in accordance with Applicable Law shall be provided) promptly after the Award (or portion thereof) has vested and is distributable.

ARTICLE 11

PHANTOM STOCK AWARDS

11.1 GRANT OF PHANTOM STOCK AWARDS. Subject to the terms of the Plan, the Committee may in its discretion grant Phantom Stock Awards to such Eligible Participants, in such numbers, upon such terms and at such times as the Committee shall determine. A Phantom Stock Award is an Award to a Participant of a number of hypothetical share units with respect to Shares of Stock, with a unit value based on the Fair Market Value of a Share of Stock. A Phantom Stock Award shall be evidenced by an Award Certificate setting forth terms, conditions and restrictions applicable to the Award.

11.2 VESTING OF PHANTOM STOCK AWARDS. Subject to the terms of the Plan (and taking into account any Code Section 409A considerations), the Committee shall have sole authority to determine whether and to what degree Phantom Stock Awards have vested and are payable and to interpret the terms and conditions of Phantom Stock Awards.

11.3 TERMINATION OF EMPLOYMENT OR SERVICE; FORFEITURE Unless the Committee determines otherwise (taking into account any Code Section 409A considerations), if the employment or service of a Participant shall be terminated for any reason (whether by the Company or the Participant and whether voluntary or involuntary) and all or any part of a Phantom Stock Award has not vested and become payable pursuant to the terms of the Plan and related Award Certificate, or upon failure to satisfy any applicable performance goal or other conditions, such Award, to the extent not then vested or earned, shall be forfeited immediately upon such termination or failure to satisfy performance goals or other conditions and the Participant shall have no further rights with respect thereto.

11.4 PAYMENT OF PHANTOM STOCK AWARDS. Upon vesting of all or a part of a Phantom Stock Award and satisfaction of such other terms and conditions as may be established by the Committee, the Participant shall be entitled to a payment of an amount equal to the Fair Market Value of one Share of Stock with respect to each such Phantom Stock unit which has vested and is payable. Payment may be made, in the discretion of the Committee, in cash or in Shares of Stock valued at their Fair Market Value on the applicable vesting date or dates (or other date or dates determined by the Committee), or in a combination thereof. Payment may be made in a lump sum or upon such terms as may be established by the Committee (taking into account any Code Section 409A considerations).

ARTICLE 12

STOCK OR OTHER STOCK-BASED AWARDS

12.1 GRANT OF STOCK OR OTHER STOCK-BASED AWARDS. The Committee is authorized, subject to any limitations under Applicable Law, to grant to Participants such other Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including without limitation Shares awarded purely as a “bonus” and not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, and Awards valued by reference to book value of Shares or the value of securities of or the performance of specified Parents or Subsidiaries. The Committee shall determine whether such Awards shall be settled in cash, Shares of Stock, other property or a combination of cash, Shares of Stock and/or other property and shall also determine the other terms and conditions of such Awards.

ARTICLE 13

ANNUAL DIRECTOR AWARDS

13.1 GRANT OF ANNUAL DIRECTOR AWARDS. On the day following each annual meeting of the Company’s shareholders (or as otherwise provided under Section 13.5), each Non-Employee Director serving as such on that date shall be granted an Annual Director Award in the form of a Restricted Stock Award or a Restricted Stock Unit (or other Award or a combination thereof) having an aggregate value equal to an amount established from time to time by the Board (the “Current Award Value”). Until changed by the Board (by resolution or otherwise) the Current Award Value shall be $100,000. With respect to Annual Director Awards in the form of Restricted Stock Awards or Restricted Stock Units, the number of shares of Stock subject to each Annual Director Award shall be determined by dividing the Current Award Value by the Equity Award Value (as defined below) per share as of the Grant Date (rounded up to the nearest hundred shares). In addition, any person who first becomes a Non-Employee Director on a date other than a regularly scheduled annual meeting of the Company’s shareholders shall be granted an Annual Director Award in the form of a Restricted Stock Award or a Restricted Stock Unit (or other Award or a combination thereof) for such number of shares of Stock as is equal to the Current Award Value divided by the Equity Award Value per share as of the Grant Date, multiplied by a fraction, the numerator of which is the number of full months before the next regularly scheduled annual meeting of the Company’s shareholders, and the denominator of which is 12 (rounded up to the nearest hundred shares). For the purposes herein, “Equity Award Value” means the award value determined by the Board or the Committee based on such methodology as may be approved by the Board or the Committee, as the case may be, from time to time. The Equity Award Value may be based on an averaging of the Fair Market Value over a specified period of time, the Fair Market Value per Share of Stock as of a specific date or dates, or such other methodology as may be deemed appropriate by the Board or the Committee; provided, however, that, unless the Board or the Committee determines otherwise, the methodology used by the Board or the Committee to determine Equity Award Value shall be the same methodology used to provide a basis for determining the size and amounts of Employee Awards under the Plan or any successor or other applicable plan. A Director may also be eligible for other Awards granted under the Plan, which Awards shall be subject to the terms of the Plan and the Board or the Committee’s discretion.

13.2 AWARD RESTRICTIONS. Shares of Stock subject to an Annual Director Award may not be transferred or sold by the Non-Employee Director and are subject to forfeiture until vested in accordance with Section 13.3. Annual Director Awards shall be subject to such other terms and conditions as are applicable to Restricted Stock Awards and/or Restricted Stock Units (or other applicable type of Award) under the Plan (including but not limited to Article 10) except to the extent otherwise provided in this Article 13 or otherwise determined by the Committee.

13.3 VESTING OF ANNUAL DIRECTOR AWARDS. Unless the Board or the Committee determines otherwise, each Annual Director Award shall vest and become non-forfeitable as to 100% of the Shares subject to the Award six (6) months after the Grant Date, or upon the earlier occurrence of (i) the Non-Employee Director’s termination of service as a Director by reason of his or her death, Disability or Retirement, or (ii) a Change in Control of the Company. Upon the Non-Employee Director’s termination of service as a Director for any other reason, unless the Board or the Committee determines otherwise, the Non-Employee Director shall forfeit all of his or her right, title and interest in and to the Annual Director Award as of the Termination Date, and the Shares of Stock underlying the Award that are not vested on the Termination Date shall revert to the Company immediately following the event of forfeiture (without the payment of any consideration for such Shares).

13.4 AWARD CERTIFICATES. Each Annual Director Award shall be evidenced by an Award Certificate between the Company and the Non-Employee Director, which shall include such provisions, not inconsistent with the Plan, as may be specified by the Board or the Committee.

13.5 DETERMINATION OF GRANT DATE. Notwithstanding the provisions of Section 13.1 herein regarding the Grant Date of Annual Director Awards, the Board or the Committee shall have authority, in its or their discretion, to modify, suspend or delay the Grant Date for any such Awards in the event that the Grant Date established under Section 13.1 would not occur during an open “window” for stock transactions under the Company’s insider trading compliance program or if the Board or the Committee otherwise determines that such modification, suspension or delay of the Grant Date is necessary.

ARTICLE 14

DIVIDENDS AND DIVIDEND EQUIVALENTS

14.1 DIVIDENDS AND DIVIDEND EQUIVALENTS. The Committee, in its sole discretion and subject to such terms and conditions as it may establish, may provide that Awards other than Options and SARs earn dividends or dividend equivalents; provided, however, that dividends and dividend equivalents, if any, on unearned or unvested performance-based Awards shall not be paid (even if accrued) unless and until the underlying Award (or portion thereof) has vested and/or been earned. Such dividends or dividend equivalents may be paid currently or may be credited to a Participant’s account. Any crediting of dividends or dividend equivalents may be subject to such additional restrictions and conditions as the Committee may establish, including reinvestment in additional Shares of Stock or share equivalents. Notwithstanding the other provisions herein, any dividends or dividend equivalent rights related to an Award shall be structured in a manner so as to avoid causing the Award and related dividends or dividend equivalent rights to be subject to Code Section 409A or shall otherwise be structured so that the Award and dividends or dividend equivalent rights are in compliance with Code Section 409A.

ARTICLE 15

OTHER PROVISIONS APPLICABLE TO AWARDS

15.1 SUBSTITUTE AWARDS. The Committee may grant Awards under the Plan in substitution for stock and stock-based awards held by employees, directors and consultants of another entity who become Employees, Officers, Directors or Consultants of the Company or an Affiliate as a result of a merger, consolidation or similar transaction of the former employing entity with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or stock of the former employing corporation (or an affiliate), subject to compliance with the provisions of Section 17.1(ii) herein. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

15.2 TERM OF AWARD. The term of each Award shall be for the period as determined by the Committee or stated in the Plan, subject to the provisions of Section 7.5 (Options) and Section 8.4 (SARs) herein.

15.3 FORM OF PAYMENT FOR AWARDS. Subject to the terms of the Plan, an Award Certificate and Applicable Law, payments or transfers to be made by the Company or an Affiliate on the grant, vesting, exercise or earning of an Award may be made in such form as the Committee determines at or after the Grant Date, including without limitation, cash, Stock, other Awards or other property, or any combination, and may be made in a single payment or transfer, in installments or on a deferred basis (subject to any Code Section 409A considerations), in each case determined in accordance with terms adopted by, and at the discretion of, the Committee.

15.4 LIMITS ON TRANSFER. Incentive Stock Options shall not be transferable (including by sale, assignment, pledge or hypothecation) other than transfers by will or the laws of intestate succession or, in the Committee’s discretion, such transfers as may otherwise be permitted in accordance with Treas. Reg. Section 1.421-1(b)(2) or Treas. Reg. Section 1.421-2(c) or any successor provisions thereto. Awards other than Incentive Stock Options shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession, except for transfers if and to the extent permitted by the Committee in a manner consistent with Applicable Law, including but not limited to the registration provisions of the Securities Act. Except as may be permitted by the preceding, an Option or SAR shall be exercisable during the Participant’s lifetime only by him or by his guardian or legal representative. The designation of a beneficiary in accordance with the Plan does not constitute a transfer.

15.5 BENEFICIARIES. Notwithstanding Section 15.4, unless the Committee determines otherwise, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Award Certificate applicable to the Participant, except to the extent the Plan or Award Certificate otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, payment shall be made to the Participant’s estate unless the Committee determines otherwise. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee or its designee in accordance with any procedures or other requirements established by the Committee.

15.6 STOCK CERTIFICATES; UNCERTIFICATED SHARES. All Stock issuable under the Plan is subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state or foreign securities laws, rules and regulations and the rules of any applicable Exchange or automated quotation system on which the Stock is listed, quoted or traded. The Committee may place legends on any Stock certificate or issue instructions to the transfer agent to reference restrictions applicable to the Stock. Notwithstanding anything in the Plan to the contrary, to the extent the Plan provides for the issuance of stock certificates to reflect the issuance of Shares of Stock, the issuance may, in the Company’s discretion, be effected on a non-certificated basis, to the extent not prohibited by the Company’s articles of incorporation or bylaws or by Applicable Law (including but not limited to applicable state corporate law and the applicable rules of any Exchange on which the Stock may be traded).

15.7 ACCELERATION UPON DEATH, DISABILITY OR RETIREMENT. Notwithstanding any other provision in the Plan, and unless a Participant’s Award Certificate or other instrument provides otherwise or the Committee determines otherwise, upon the Participant’s death or Disability during his Continuous Status as a Participant, or upon the Participant’s Retirement, all of such Participant’s outstanding Options, Stock Appreciation Rights and other Awards in the nature of rights that may be exercised shall become fully exercisable and all restrictions on the Participant’s outstanding Awards shall lapse. Any Option or Stock Appreciation Rights Awards shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Certificate.

15.8 ACCELERATION UPON A CHANGE IN CONTROL. Unless the Plan or an individual Award Certificate provides otherwise, the following provisions shall apply in the event of a Change in Control:

(a) To the extent that the successor or surviving company in the Change in Control event does not assume or substitute for an Award (or in which the Company is the ultimate parent corporation and does not continue the Award) on substantially similar terms or with substantially equivalent economic benefits (as determined by the Committee) as Awards outstanding under the Plan immediately prior to the Change in Control event, (A) all outstanding Options and SARs shall become fully vested and exercisable, whether or not then otherwise vested and exercisable; and (B) any restrictions, including but not limited to the restriction period, performance period and/or performance criteria applicable to any outstanding Award other than Options or SARs shall be deemed to have been met, and such Awards shall become fully vested, earned and payable to the fullest extent of the original grant of the applicable Award.

(b) Further, in the event that an Award is substituted, assumed or continued as provided in Section 15.8(a) herein, the Award will nonetheless become vested (and, in the case of Options and SARs, exercisable) in full if the employment or service of the Participant is terminated by the Company within six months before (in which case vesting shall not occur until the effective date of the Change in Control) or one year after the effective date of a Change in Control if such termination of employment or service (A) is by the Company not for Cause or (B) is by the Participant for Good Reason. For clarification, for the purposes of this Section 15.8, the “Company” shall include any successor to the Company.

15.9 ACCELERATION FOR OTHER REASONS. Notwithstanding the other provisions of the Plan, the Committee may also in its sole discretion accelerate the vesting or earning of Awards for any reason but only with respect to a maximum of 10% of the total number of Shares authorized for issuance under Section 5.1 (subject to adjustment as provided in Section 16.1). The Committee may discriminate among Participants and among Awards granted to a Participant in exercising its discretion pursuant to this Section 15.9.

15.10 EFFECT OF ACCELERATION. If vesting or earning of an Award is accelerated, the Committee may, in its sole discretion, provide that (i) the Award will expire after a designated period of time after such acceleration to the extent not then exercised, (ii) the Award will be settled in cash rather than Stock (subject to the restrictions of Section 16.1(ii)), (iii) the Award will be assumed by another party to a transaction giving rise to the acceleration or otherwise be equitably converted or substituted in connection with such transaction, (iv) the Award may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Stock, as of a specified date associated with the transaction, over the exercise or base price of the Award (and, provided further, if such calculation does not result in a positive number, that no payment or distribution shall be made), (v) other actions shall be taken or (vi) any combination of the foregoing may occur. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated. To the extent that such acceleration causes Incentive Stock Options to exceed the dollar limitation set forth in Section 7.7(b), the excess portion of such Options shall be deemed to be Non-Qualified Stock Options.

15.11 QUALIFIED PERFORMANCE-BASED AWARDS.

(a) The provisions of the Plan are intended to ensure that all Options and Stock Appreciation Rights granted hereunder to any Covered Employee qualify for the Section 162(m) Exemption to the extent practicable to do so.

(b) When granting any Performance Award, Restricted Stock Award, Restricted Stock Unit, Phantom Stock Award, Other Stock-Based Award (other than Options or SARs), cash incentive award or other Award, the Committee may designate such Award as a Qualified Performance-Based Award, based upon a determination that the recipient is or may be a Covered Employee with respect to such Award, and the Committee wishes such Award to qualify for the Section 162(m) Exemption. If an Award is so designated, the Committee shall establish performance goals for such Award within the time period prescribed by Code Section 162(m) based on one or more of the following Qualified Performance Criteria: (1) earnings per share, (2) EBITDA (earnings before interest, taxes, depreciation and amortization), (3) EBIT (earnings before interest and taxes), (4) economic profit, (5) cash flow, (6) sales growth, (7) net profit before tax, (8) gross profit or gross margins, (9) operating income or profit, (10) return on equity, (11) return on assets, (12) return on capital, (13) changes in working capital, (14) shareholder return, (15) return on invested capital, (16) return on working capital, or (17) aging of accounts receivable. The foregoing criteria may relate to the Company, one or more of its Affiliates or one or more of its divisions, regions, departments, functions, business units, product, product lines or similar groupings within the Company or an Affiliate, or may be determined on an individual basis (as applicable). The targeted level or levels of performance with respect to such business criteria may be established at such levels and on such terms as the Committee may determine, in its discretion, including but not limited to on an absolute basis, in relation to performance in another performance period and/or relative to one or more peer group companies or indices, or any combination thereof.

(c) Each Qualified Performance-Based Award (other than an Option or SAR) shall be earned, vested and payable (as applicable) only upon the achievement of performance goals established by the Committee based upon one or more of the Qualified Performance Criteria, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate; provided, however, that the Committee may provide, either in connection with the grant thereof or by amendment thereafter, that achievement of such performance goals will be waived upon the death or Disability of the Participant, or, in the event a Change in Control occurs, if the Participant’s employment is terminated without Cause or for Good Reason within 12 months after the effective date of a Change in Control, or upon such other circumstances as may be determined by the Committee in accordance with the Section 162(m) Exemption to the extent applicable.

(d) Any payment of a Qualified Performance-Based Award granted with performance goals shall be conditioned on the written certification of the Committee in each case that the performance goals and any other material conditions were satisfied and shall otherwise be made in accordance with the requirements of the Section 162(m) Exemption.

(e) Section 5.4 sets forth the maximum number of Shares or dollar value that may be granted during a specified period to a Participant in designated forms of Qualified Performance-Based Awards.

(f) Performance factors used by the Committee with respect to Awards granted under the Plan, including but not limited to the Qualified Performance Criteria applicable with respect to Qualified Performance-Based Awards, may be adjusted or modified due to extraordinary items, transactions, events or developments, or in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company or the financial statements of the Company, or in response to, or in anticipation of, changes in Applicable Law, accounting principles or business conditions, in each case as determined by the Committee (subject to any Code Section 162(m) restrictions, if any, applicable to Covered Employees for compensation that is intended to qualify as “performance-based compensation” under Code Section 162(m)).

15.12 TERMINATION OF EMPLOYMENT. Subject to the other terms of the Plan and except as may be otherwise provided in an Award Certificate, the Committee has discretion to determine (taking into account any Code Section 409A considerations), at the time of grant of an Award or at any time thereafter, the effect, if any, on Awards granted to a Participant (including but not limited to modifying the vesting, exercisability and/or earning of Awards) if the Participant’s Continuous Status as a Participant changes, including but not limited to a change from full-time to part-time, or vice versa, or if other similar changes in the nature or scope of the Participant’s employment or service occur. Without limiting the effect of the foregoing, (i) whether military, government or other service or other leave of absence shall constitute a termination of employment shall be determined in each case by the Committee in its discretion, subject to any restrictions imposed under Applicable Law, and any determination by the Committee shall be final and conclusive; and (ii) unless the Committee determines otherwise, (A) a Participant’s Continuous Status as a Participant shall not be deemed to terminate in a circumstance in which a Participant transfers from the Company to an Affiliate, transfers from an Affiliate to the Company, or transfers from one Affiliate to another Affiliate, and (B) a Participant’s Continuous Status as a Participant shall be deemed to terminate at (or prior to) such occurrence, in the case of a spin-off, sale or disposition of the Participant’s employer from the Company or any Affiliate.

ARTICLE 16

CHANGES IN CAPITAL STRUCTURE

16.1 MANDATORY ADJUSTMENTS. In the event of a nonreciprocal transaction between the Company and its shareholders that causes the per-share value of the Stock to change (including, without limitation, any stock dividend, stock split, spinoff, rights offering or large nonrecurring cash dividend), the authorization limits under Section 5.1 and 5.4 shall be adjusted proportionately, and the Committee shall make such adjustments to the Plan and Awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. Action by the Committee may include: (i) adjustment of the number and kind of shares that may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise price or base price of outstanding Awards or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments that the Committee determines to be equitable. Without limiting the foregoing, in the event of a subdivision of the outstanding Stock (stock-split), a declaration of a dividend payable in Shares or a combination or consolidation of the outstanding Stock into a lesser number of Shares, the authorization limits under Section 5.1 and 5.4 shall automatically be adjusted proportionately, and the Shares and, if applicable, exercise price or base price, then subject to each Award shall automatically, without the necessity for any additional action by the Committee, be adjusted proportionately without any change in the aggregate purchase price therefor.

16.2 DISCRETIONARY ADJUSTMENTS. In connection with (but subject to consummation of) any corporate event or transaction involving the Company (including, without limitation, any merger, reorganization, recapitalization, combination or exchange of shares, or any transaction described in Section 16.1), the Committee may, in its sole discretion, provide (i) that Awards will be settled in cash rather than Stock, (ii) that Awards will become immediately vested and exercisable and will expire after a designated period of time to the extent not then exercised, (iii) that Awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (iv) that outstanding Awards may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Stock, as of a specified date associated with the transaction, over the exercise price or base price of the Award, (v) that performance targets and performance periods for Performance Awards will be modified, consistent with Code Section 162(m) where applicable, or (vi) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.

16.3 GENERAL. Any discretionary adjustments made pursuant to this Article 16 shall be subject to the provisions of Section 17.2.

ARTICLE 17

AMENDMENT, MODIFICATION AND TERMINATION

17.1 AMENDMENT AND TERMINATION OF PLAN. The Plan may be amended, altered, suspended and/or terminated at any time by the Board; provided, that (i) approval of an amendment to the Plan by the shareholders of the Company shall be required to the extent, if any, that shareholder approval of such amendment is required by Applicable Law; and (ii) except for anti-dilution adjustments made pursuant to Section 16.1, the Company may not, without obtaining shareholder approval, (A) amend the terms of outstanding Options or SARs to reduce the exercise price or base price of such outstanding Options or SARs; (B) exchange outstanding Options or SARs for cash, for Options or SARs with an exercise price or base price that is less than the exercise price or base price of the original Option or SAR, or for other equity awards at a time when the original Option or SAR has an exercise price or base price, as the case may be, above the Fair Market Value of the Common Stock; or (C) take other action with respect to Options or SARs that would be treated as a repricing under the rules of the principal Exchange on which shares of the Stock are listed.

17.2 AMENDMENT AND TERMINATION OF AWARDS. The Committee may amend, alter, suspend and/or terminate any Award granted under the Plan, prospectively or retroactively, but such amendment, alteration, suspension or termination of an Award shall not, without the written consent of the recipient of an outstanding Award, materially adversely affect the rights of the recipient with respect to the Award.

17.3 AMENDMENTS TO COMPLY WITH APPLICABLE LAW. Notwithstanding Section 17.1 and Section 17.2 herein, the following provisions shall apply:

(a) The Committee shall have unilateral authority to amend the Plan and any Award (without Participant consent) to the extent necessary to comply with Applicable Law or changes to Applicable Law (including but in no way limited to Code Section 409A, Code Section 422 and federal securities laws).

(b) The Committee shall have unilateral authority to make adjustments to the terms and conditions of Awards in recognition of unusual or nonrecurring events affecting the Company or any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in Applicable Law, or accounting principles, if the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or necessary or appropriate to comply with applicable accounting principles or Applicable Law.

ARTICLE 18

GENERAL PROVISIONS

18.1 NO RIGHTS TO AWARDS; NON-UNIFORM DETERMINATIONS. Neither the Plan, an Award, an Award Certificate nor any other action related to the Plan shall confer upon a Participant any right to continue in the employ or service of the Company or an Affiliate as an Employee, Officer, Director or Consultant, or to interfere in any way with the right of the Company or an Affiliate to terminate the Participant’s employment or service at any time. Except as otherwise provided in the Plan, an Award Certificate or as may be determined by the Committee, all rights of a Participant with respect to an Award shall terminate upon the termination of the Participant’s employment or service. In addition, no Eligible Participant shall have any right to be granted an Award, and the Company shall have no obligation to treat Eligible Participants or Awards uniformly.

18.2 NO SHAREHOLDER RIGHTS. Unless the Committee determines otherwise, no Award gives a Participant any of the rights of a shareholder of the Company unless and until Shares are in fact issued to such person in connection with such Award.

18.3 WITHHOLDING. The Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, foreign and local taxes (including the Participant’s Federal Insurance Contributions Act (FICA) obligation) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the Plan. With respect to withholding required upon any taxable event under the Plan, the Committee may, among other actions, require or permit that any such withholding requirement be satisfied, in whole or in part, by withholding from the Award Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes.

18.4 UNFUNDED STATUS OF AWARDS.

(a) The Plan shall be unfunded, and the Company shall not be required to create a trust or segregate any assets that may at any time be represented by Awards under the Plan. The Plan shall not establish any fiduciary relationship between the Company and any Participant or other person. Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company or any Affiliate, including, without limitation, any specific funds, assets or other property which the Company or any Affiliate, in their discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to Shares of Stock or other amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Affiliate. Nothing contained in the Plan shall constitute a guarantee that the assets of such entities shall be sufficient to pay any benefits to any person.

(b) The amount of any compensation deemed to be received by a Participant pursuant to an Award shall not constitute compensation with respect to which any other employee benefits of such Participant are determined, including, without limitation, benefits under any bonus, pension, profit sharing, life insurance or salary continuation plan, except as otherwise specifically provided by the terms of such plan or as may be determined by the Committee.

(c) The adoption of the Plan shall not affect any other stock incentive or other compensation plans in effect for the Company or any Affiliate, nor shall the Plan preclude the Company from establishing any other forms of stock incentive or other compensation for employees or service providers of the Company or any Affiliate.

18.5 INDEMNIFICATION. To the extent allowable under Applicable Law, each member of the Board and the Committee shall be indemnified and held harmless by the Company from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit or proceeding to which such member may be a party or in which he may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by such member in satisfaction of judgment in such action, suit or proceeding against him provided he gives the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s articles of incorporation or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

18.6 EXPENSES. The expenses of administering the Plan shall be borne by the Company and its Affiliates.

18.7 TITLES AND HEADINGS. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

18.8 GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

18.9 FRACTIONAL SHARES. Except as otherwise provided in an Award Certificate or determined by the Committee (or as may be required by Applicable Law), (i) the total number of shares issuable pursuant to the exercise, vesting or earning of an Award shall be rounded up to the nearest whole share, and (ii) no fractional shares shall be issued. The Committee may, in its discretion, determine that a fractional share shall be settled in cash.

18.10 RESTRICTIONS ON SHARES; COMPLIANCE WITH APPLICABLE LAW.

(a) General: As a condition to the issuance and delivery of Stock hereunder, or the grant of any benefit pursuant to the Plan, the Committee may require a Participant or other person at any time and from time to time to become subject to (or a party to) an Award Certificate, other agreement(s) restricting the transfer, purchase, repurchase and/or voting of shares of Stock, and any employment agreements, severance arrangements, consulting agreements, noncompetition agreements, confidentiality agreements, nonsolicitation agreements, nondisparagement agreements or other agreements imposing such restrictions as may be required by the Committee. In addition, without in any way limiting the effect of the foregoing, each Participant or other holder of Shares issued under the Plan shall be permitted to transfer such Shares only if such transfer is in accordance with the Plan, the Award Certificate and any other applicable agreements and Applicable Law. The acquisition of Shares of Stock under the Plan by a Participant or any other holder of Shares shall be subject to, and conditioned upon, the agreement of the Participant or other holder of such Shares to the restrictions described in the Plan, the Award Certificate and any other applicable agreements and Applicable Law.

(b) Compliance with Applicable Laws, Rules and Regulations: The Company may impose such restrictions on Awards, Shares of Stock, cash and any other benefits underlying Awards hereunder as it may deem advisable, including without limitation restrictions under the federal securities laws, the requirements of any Exchange or similar organization and any blue sky, state or foreign securities or other laws applicable to such securities. Notwithstanding any other Plan provision to the contrary, the Company shall not be obligated to issue, deliver or transfer Shares of Stock under the Plan, make any other distribution of benefits under the Plan, or take any other action, unless such delivery, distribution or action is in compliance with Applicable Law (including but not limited to the requirements of the Securities Act). The Company will be under no obligation to register Shares of Stock or other securities with the Securities and Exchange Commission or to effect compliance with the exemption, registration, qualification or listing requirements of any state securities laws, Exchange or similar organization, and the Company will have no liability for any inability or failure to do so.

18.11 GOVERNING LAW. To the extent not governed by federal law, the Plan and all Award Certificates shall be construed in accordance with and governed by the laws of the State of South Carolina, without regard to the conflicts of laws provisions of any state.

18.12 ADDITIONAL PROVISIONS. Each Award Certificate may contain such other terms and conditions as the Committee may determine; provided that such other terms and conditions are not inconsistent with the provisions of the Plan.

18.13 NO LIMITATIONS ON RIGHTS OF COMPANY. The grant of any Award shall not in any way affect the right or power of the Company to make adjustments, reclassification or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets. The Plan shall not restrict the authority of the Company, for proper corporate purposes, to grant or assume awards, other than under the Plan, to or with respect to any person. If the Committee so directs, the Company may issue or transfer Shares to an Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer such Shares to a Participant in accordance with the terms of an Award granted to such Participant and specified by the Committee pursuant to the provisions of the Plan.

18.14 SEVERABILITY. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

18.15 RULES OF CONSTRUCTION. Headings are given to the sections of the Plan solely as a convenience to facilitate reference. The reference to any statute, regulation or other provision of law shall (unless the Committee determines otherwise) be construed to refer to any amendment to or successor of such provision of law.

18.16 SUCCESSORS AND ASSIGNS. The Plan shall be binding upon the Company, its successors and assigns, and Participants, their executors, administrators and permitted transferees and beneficiaries.

18.17 RIGHT OF OFFSET. Notwithstanding any other provision of the Plan or an Award Agreement, the Company may (subject to any Code Section 409A considerations) at any time reduce the amount of any payment or benefit otherwise payable to or on behalf of a Participant by the amount of any obligation of the Participant to or on behalf of the Company or an Affiliate that is or becomes due and payable.

18.18 INCOME AND OTHER TAXES. Participants are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with Awards (including but not limited to any taxes arising under Code Section 409A), and the Company shall not have any obligation to indemnify or otherwise hold any Participant harmless from any or all of such taxes. The Company shall have no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for a Participant or any other person.

18.19 SHAREHOLDER APPROVAL. The Plan is subject to approval by the shareholders of the Company, which approval must occur, if at all, within 12 months of the Effective Date of the Plan. Awards granted prior to such shareholder approval shall be conditioned upon and shall be effective only upon approval of the Plan by such shareholders on or before such date.

18.20 DEFERRALS. The Committee may permit or require a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Shares of Stock (or other property) that would otherwise be payable with respect to an Award. Any such deferral shall be subject to such terms and conditions as may be established by the Committee and to any applicable Code Section 409A requirements.

18.21 COMPLIANCE WITH RECOUPMENT, OWNERSHIP AND OTHER POLICIES OR AGREEMENTS. Notwithstanding anything in the Plan to the contrary, the Committee may, at any time, consistent with, but without limiting, the authority granted in Article 4 herein, in its discretion provide that an Award, Shares of Stock, cash or other benefits related to an Award shall be forfeited and/or recouped if the Participant, during employment or service or following termination of employment or service for any reason, engages in certain specified conduct, including but not limited to violation of policies of the Company or an Affiliate, breach of non-solicitation, noncompetition, confidentiality or other restrictive covenants, or other conduct by the Participant that is determined by the Committee to be detrimental to the business or reputation of the Company or any Affiliate. In addition, without limiting the effect of the foregoing, as a condition to the grant of an Award or receipt or retention of Shares of Stock, cash or any other benefit under the Plan, the Committee may, at any time, require that a Participant agree to abide by any equity retention policy, stock ownership guidelines, compensation recovery policy and/or other policies adopted by the Company or an Affiliate, each as in effect from time to time and to the extent applicable to the Participant. Further, each Participant shall be subject to such compensation recovery, recoupment, forfeiture or other similar provisions as may apply under Applicable Law.

18.22 COMPLIANCE WITH CODE SECTION 409A. Notwithstanding any other provision in the Plan or an Award Certificate to the contrary, if and to the extent that Code Section 409A is deemed to apply to the Plan or any Award, it is the general intention of the Company that the Plan and all such Awards shall, to the extent practicable, comply with, or be exempt from, Code Section 409A, and the Plan and any such Award Certificate shall, to the extent practicable, be construed in accordance therewith. Deferrals of Shares, cash or any other benefit issuable pursuant to an Award otherwise exempt from Code Section 409A in a manner that would cause Code Section 409A to apply shall not be permitted unless such deferrals are in compliance with, or exempt from, Code Section 409A. In the event that the Company (or a successor thereto) has any stock which is publicly traded on an established securities market or otherwise, distributions that are subject to Code Section 409A to any Participant who is a “specified employee” (as defined under Code Section 409A) upon a separation from service may only be made following the expiration of the six-month period after the date of separation from service (with such distributions to be made during the seventh month following separation of service), or, if earlier than the end of the six-month period, the date of death of the specified employee, or as otherwise permitted under Code Section 409A. Without in any way limiting the effect of any of the foregoing, (i) in the event that Code Section 409A requires that any special terms, provisions or conditions be included in the Plan or any Award Certificate then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of the Plan or Award Certificate, as applicable, and (ii) terms used in the Plan or an Award Certificate shall be construed in accordance with Code Section 409A if and to the extent required. Further, in the event that the Plan or any Award shall be deemed not to comply with Code Section 409A, then neither the Company, the Board, the Committee nor its or their designees or agents shall be liable to any Participant or other person for actions, decisions or determinations made in good faith.

The foregoing is hereby acknowledged as being the ScanSource, Inc. 2013 Long-Term Incentive Plan as adopted by the Board on October 3, 2013 and by the Company’s shareholders on December 5, 2013.